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                                                                    EXHIBIT 23.1

                        CONSENT OF STONEFIELD JOSEPHSON
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


    The undersigned independent certified public accounting firm hereby consents to the inclusion of its report on the financial statements of Consumer Net Marketplace, Inc. for the year ending December 31, 1997, and to the reference to it as experts in accounting and auditing relating to said financial statements, in the Registration Statement for Consumer Net Marketplace, Inc., dated January 8, 1999.


/s/ STONEFIELD JOSEPHSON, INC. CERTIFIED PUBLIC ACCOUNTANTS
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STONEFIELD JOSEPHSON, INC. CERTIFIED PUBLIC ACCOUNTANTS


Santa Monica, California
January 8, 1999